Exhibit 10.1

ASSET PURCHASE AGREEMENT

 This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of February 11, 2011 by and between Arbinet Corporation, a Delaware corporation ("Seller"), and AIP Acquisition LLC, a limited liability company organized under the laws of Delaware ("Buyer").  Seller and Buyer are at times collectively referred to herein as “Parties” and individually as a “Party.”

WITNESSETH:

 WHEREAS, Seller entered into that certain Agreement and Plan of Merger by and among Seller, Primus Telecommunications Group, Incorporated (“Primus”), and PTG Investments, Inc. dated November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010 (the “Merger Agreement”); and

 WHEREAS, pursuant to the terms of the Merger Agreement, PTG Investments, Inc. will merge with and into Seller, with Seller continuing as the surviving corporation and a wholly-owned subsidiary of Primus (the “Merger”); and

 WHEREAS, Seller, together with certain of its wholly owned subsidiaries, are the owners of the portfolio of patents and patent applications set forth in Schedule A (the “Patent Portfolio”); and

 WHEREAS, pursuant to the terms of the Merger Agreement, Seller has the right, prior to the closing of the Merger, to, among other things, sell the Patent Portfolio to a third party for cash; and

 WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Patent Portfolio on an “as is” and “where is” basis, subject only to the limited representations and warranties specifically set forth herein.

 NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties, intending to be legally bound, hereby agree as follows:

I.  DEFINITIONS

1.1.           Defined Terms.  As used herein, the terms below shall have the following respective meanings:

 "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; but only for so long as such relationship exists.  For purposes of this definition, "control" shall mean beneficial ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

 "Agreement" shall mean this Asset Purchase Agreement (together with all attachments, schedules and exhibits referenced herein).

 "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

 "Governmental Entity" shall mean any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

 "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, and judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.

 "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person's balance sheets or other books and records.

 "Order" shall mean any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

 "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), but excluding patent prosecution matters, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

 "Transfer Tax" shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

1.2.           Other Definitional Provisions.

(a)            The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)            The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

II.  PURCHASE AND SALE

2.1.           Assets to be Sold.  At Closing (as defined in Section 3.1(a)), Seller shall, and Seller shall cause its wholly owned subsidiaries identified on Schedule B (the “Selling Subsidiaries”) to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, and accept all of Seller’s and the Selling Subsidiaries’ right, title and interest in the Patent Portfolio and any rights arising therefrom (the "Purchased Assets").

(a)            The Purchased Assets shall include, but not be limited to,

(i)           the Seller’s and the Selling Subsidiaries’ entire right, title and interest in, to and under the Patent Portfolio, and any and all substitutions, continuations, divisionals, continuations-in-parts, supplementary protection certificates, renewals, all letters patent granted thereon, and all revivals, reissues, reexaminations, confirmations, revalidations, registrations, patents of addition and extensions thereof in the United States or in any country, including the right to sue for and collect damages and other recoveries for past, present and future infringement thereof; and the entire right, title and interest in all Convention and Treaty Rights of all kinds thereon, including without limitation all rights of priority in any country of the world, in and to the inventions, discoveries and applications covered by the Patent Portfolio; the same to be held and enjoyed by the Buyer, its successors and assigns, as fully as the same would have been held and enjoyed by the Seller and the Selling Subsidiaries, respectively, had this Agreement not been entered into; and

(ii)           copies of all of Seller’s and the Selling Subsidiaries’ notebooks and other primary data, research results, records and documentation, plans, standard operating procedures, conclusions, specifications, information, technical data, correspondence, and any other technical or descriptive materials, in each case, as of the Closing Date, and relating to the design, development, prosecution, maintenance, or enforcement of the Patent Portfolio or the subject matter thereof, including, but not limited to, internal files, correspondence with attorneys or agents, invention disclosures, infringement investigations and reports, publications, analytical methods, analytical testing, developmental reports, research in progress, feature specifications, functional overviews, algorithms, data, formulae, flow charts, models, prototypes, processes, and beta testing procedures and beta testing results relating to the Patent Portfolio, to the extent any of the foregoing are recorded in any tangible form, whether in paper, electronic or other format,  and to the extent held by and reasonably accessible to Seller or the Selling Subsidiaries. Seller and Selling Subsidiaries shall deliver any of the foregoing to Buyer upon Buyer’s request; provided, however, that Buyer shall be responsible for any out-of-pocket expenses incurred by Seller or Selling Subsidiaries in connection therewith.  Seller and Selling Subsidiaries reserve the right to redact confidential or privileged information contained in any of the foregoing that does not relate to the Patent Portfolio.

(b)            The Patent Portfolio shall be transferred to the Buyer pursuant to an “Assignment of Patents and Patent Applications” substantially in the form of Schedule C; and as subsequently requested by Buyer in order to effectuate or record the transfer of rights in the Patent Portfolio worldwide.

2.2.           Excluded Assets.  The Purchased Assets shall not include any of Seller's or the Selling Subsidiaries’ right, title or interest in or to any other assets, property, or rights of Seller or the Selling Subsidiaries, other than those expressly set forth in Section 2.1 above (collectively, the “Excluded Assets”).

2.3.           Liabilities to be Assumed by Buyer.  To the extent allegations are raised or determinations are made with respect to any Liability associated with the Purchased Assets, including allegations or determinations of Liability arising out of the procurement process or enforcement of any of the Purchased Assets, Buyer shall assume on the Closing Date (as defined in Section 3.1(a)), by execution of the Assignment of Patents and Patent Applications documents, any and all such Liabilities associated with, arising out of, or relating to, the Purchased Assets (collectively, the “Assumed Liabilities”).

2.4.           Excluded Liabilities.  Except as otherwise set forth in this Agreement, Buyer shall not assume, and shall be deemed not to have assumed, any Liabilities except for the Assumed Liabilities, and Seller and the Selling Subsidiaries shall be solely and exclusively liable with respect to all Liabilities of Seller and the Selling Subsidiaries other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

2.5.           RESERVED

2.6.           Consideration.  In consideration for the Purchased Assets, and subject to the terms and conditions of this Agreement, at Closing Buyer shall assume the Assumed Liabilities and pay to Seller in immediately available funds, by wire transfer to an account or accounts designated by Seller, an amount in cash equal to $4,000,000.00 (the “Purchase Price”).

2.7.           License Agreement.  Buyer acknowledges and agrees that, at the Closing, Buyer and Seller shall enter into a license agreement, substantially in the form of Schedule D (the “License Agreement”), pursuant to which Buyer will grant-back to Seller, for its benefit, and the benefit of its affiliated corporate entities, successors and assignees by operation of law or otherwise, including to PTG Investments, Inc. and its affiliates and assignees, a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license and right to use the Patent Portfolio and all associated rights only upon the terms set forth in the License Agreement.

2.8.           Payment of Transfer Taxes.  All Transfer Taxes arising out of the transfer of the Purchased Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Buyer.

2.9.           Bulk Sales.  Each of the Parties waives compliance with any applicable provisions of the Uniform Commercial Code Article 6 (Bulk Sales or Bulk Transfers) or analogous provisions of law, as adopted in the states in which its business is conducted, as such provisions may apply to the transactions contemplated by this Agreement.

III.  CLOSING

3.1.           Closing; Transfer of Possession: Certain Deliveries.

(a)           The closing of the transactions contemplated herein (the “Closing”) shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 701 Pennsylvania Ave., NW, Suite 900 Washington, DC 20004, at 10:00 a.m., local time, on Friday, February 11, 2011 unless the Parties hereto otherwise agree.  The actual time and date of the Closing are referred to herein as the “Closing Date.”

(b)            At the Closing, Seller shall deliver to Buyer:

(i)          Duly executed copies of the Assignment of Patents and Patent Applications documents and all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer; and

(ii)         Duly executed copies of the License Agreement.

(c)            At the Closing, Buyer shall deliver to Seller:

(i)          The Purchase Price;

(ii)         Duly executed copies of the Assignment of Patents and Patent Applications documents and all other instruments of transfer, in form and substance reasonably acceptable to Seller; and

(iii)        Duly executed copies of the License Agreement.

IV.  REPRESENTATIONS AND WARRANTIES OF SELLER

 Seller hereby represents and warrants to Buyer as follows:

4.1.           Existence, Good Standing and Power.  Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and operate the Purchased Assets to be sold hereunder.  Seller has all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller and to perform its obligations hereunder and thereunder.

4.2.           Authority.  The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and the Selling Subsidiaries.

4.3.           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Seller and the documents executed by the Selling Subsidiaries have been duly and validly executed and delivered by the applicable Selling Subsidiaries, and each constitutes a valid and legally binding obligation of Seller or the applicable Selling Subsidiaries, as applicable, enforceable against each of them in accordance with its respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4.           Third Party Approvals.  The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Seller.

4.5.           Brokers and Finders.  Seller has engaged the firm of The Bank Street Group LLC to assist in connection with the matters contemplated by this Agreement and will be responsible for the fees and expenses of such firm.

4.6.           Good Title.  Except as set forth in Schedule E attached hereto, to Seller’s knowledge 1) Seller and Selling Subsidiaries have good title to and own all right, title and interest in the Purchased Assets; 2) Seller and Selling Subsidiaries have power and authority to sell the Purchased Assets; 3) the Purchased Assets are free of any liens or other restrictions on title; 4) as of the Closing Date, all actions, maintenance fees, annuities and other payments currently outstanding, due or necessary to avoid the expiration or abandonment of the Purchased Assets have been taken or paid, including without limitation the filing of responses to Patent and Trademark Office or other patent office actions; 5) no assignment, sale, agreement or encumbrance has been made or entered into which would conflict with the transfer of ownership of the Purchased Assets contemplated herein; 6) other than with respect to the Patent and Trademark Office or other patent offices, no adverse finding of invalidity, non-infringement or unenforceability has been made against any of the Purchased Assets.  Other than with respect to actions of the Patent and Trademark Office or other patent offices, or facts pertaining to filings or submissions therewith, Seller and Selling Subsidiaries have no knowledge of any fact that would render the Purchased Assets invalid or unenforceable.

V.  REPRESENTATIONS AND WARRANTIES OF BUYER

 Buyer hereby represents and warrants to Seller as follows:

5.1.           Existence, Good Standing and Power.  Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate the property it now owns, leases and operates.  Buyer has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder.

5.2.           Authority.  The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate or company action on the part of Buyer.

5.3.           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4.           Third Party Approvals.  The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by the Buyer.

5.5.           Brokers and Finders.  Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders, or similar fees in connection with the transactions contemplated by this Agreement.

5.6.           Financing.  Buyer has sufficient unrestricted funds on hand or committed lines of credit to consummate the transactions contemplated by this Agreement, including the remittance of the Purchase Price on the Closing Date.

5.7.           Disclosure of Information.  Buyer has had an opportunity to conduct reasonable due diligence, and to ask questions and receive answers from Seller regarding the Purchased Assets, and to obtain additional information (to the extent Seller possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Buyer or to which Buyer had access.

5.8.           Risk of Loss of Investment.  Buyer understands that there is a limited financial and operating history associated with the Patent Portfolio, and that a purchase of the Patent Portfolio involves substantial risks and is speculative in nature.  Buyer is experienced in evaluating, investing in, and acquiring companies and assets, including those assets at a similar stage of development and involving similar risk as that of the Patent Portfolio.  Buyer acknowledges that Buyer is able to fend for itself.  Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Purchased Assets.  Buyer can bear the economic risk of such acquisition and is able, without impairing Buyer’s financial condition, to consummate the transactions contemplated by this Agreement, and to suffer a complete loss of the Purchase Price.

VI.  CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1.           Conditions Precedent to Obligations of Buyer and Seller to Close.  The respective obligations of Buyer, on the one hand, and Seller, on the other hand, to close under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)            No Injunction.  No preliminary or permanent injunction or other order issued by, and no Proceeding or Order by or before any Governmental Entity in the United States or by any United States Governmental Entity nor any Law or Order promulgated or enacted by any United States Governmental Entity shall be in effect or pending which materially delays, restrains, enjoins or otherwise prohibits or seeks to restrain, enjoin or otherwise prohibit the transactions contemplated hereby.

(b)            Consents and Approvals.  All consents, waivers, authorizations and approvals of third Persons as are necessary in connection with the transactions contemplated by this Agreement shall have been obtained, except for such consents, waivers, authorizations and approvals the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Parties to consummate the transactions contemplated hereunder.

(c)            Performance of Agreements.  Each Party shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them prior to or at the Closing Date.

VII.  SURVIVAL

7.1.           Survival.  All representations and warranties of Buyer and Seller contained in this Agreement shall survive up to the Closing and shall terminate at and upon the Closing, after which no claims based on any alleged breach thereof may be asserted.

VIII.  MISCELLANEOUS

8.1.           AS-IS; WHERE-IS; WITH ALL FAULTS; NO WARRANTY.

(a)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 4.1-4.6 OF THIS AGREEMENT, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR AS TO THE CONDITION OF THE PURCHASED ASSETS, THEIR CONTENTS, THE INCOME DERIVED OR POTENTIALLY TO BE DERIVED FROM THE PURCHASED ASSETS, OR THE EXPENSES INCURRED OR POTENTIALLY TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS.

(b)            BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL PURCHASE AND ACCEPT FROM SELLER THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.”  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 4.1-4.6, BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN.  BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

(c)            Buyer acknowledges to Seller that it had the opportunity to conduct prior to Closing such inspections and investigations of the Purchased Assets as Buyer deemed necessary or desirable to satisfy itself as to the Purchased Assets and its acquisition thereof.  Buyer hereby assumes the risk that adverse matters, subject to the Representations and Warranties contained in sections 4.1-4.6 and other than adverse matters of which Seller or the Selling Subsidiaries were aware, may not have been revealed by Buyer’s review and inspections and investigations.

(d)            Buyer acknowledges that some Purchased Assets may contain third-party intellectual property that may have been licensed to Seller or otherwise acquired by Seller.  Buyer understands that Seller is unable to transfer intellectual property belonging to a third party without the express written consent of that party, which will not be obtained or sought by Seller as a part of this Agreement.  Buyer shall accept full responsibility for communicating with third parties whose intellectual property may be included in the Purchased Assets transferred hereby and shall pay any and all licensing or other fees, costs, expenses or charges that may be associated with using said assets.

8.2.           Recitals.  The recitals set forth in this Agreement are an integral part of this Agreement, and are incorporated herein by reference as a substantive portion of this Agreement.

8.3.           Expenses.  Except as set forth in this Agreement and whether or not the transactions contemplated hereby are consummated, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated hereby.

8.4.           Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

8.5.           Parties in Interest.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either Seller or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either Seller or Buyer, nor any director, officer, employee, representative, agent or other controlling person of each of the Parties hereto and their respective Affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated thereby.

8.6.           Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be delivered in person or by scanned documents sent by confirmed e-mail or by courier or facsimile transmission (with such facsimile transmission confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Seller:

Arbinet Corporation
460 Herndon Parkway, Suite 150
Herndon, Virginia 20170
Attention: General Counsel
Telephone:  (703) 650-4240
Fax: (703) 650-4295
E-mail: chill@arbinet.com

with a copy, which shall not constitute notice, to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
701 Pennsylvania Ave., NW, Suite 900
Washington, DC 20004
Attention: Kemal Hawa
Telephone: (202) 434-7363
Fax: (202) 434-7400
E-mail: KHawa@mintz.com

If to Buyer: AIP Acquisition LLC c/o Remus Holdings, LLC 2200 Fletcher Avenue 5th Floor Fort Lee, NJ 07024 Telephone: (201) 592-0742 e-mail: philm@pure1.com with a copy, which shall not constitute notice, to: Pearl Cohen Zedek Latzer LLP 1500 Broadway, 12th Floor New York, NY 10016 Attention: Guy Yonay Telephone: (646) 878-0808 Email: GuyY@pczlaw.com or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party.  Any rejection, refusal to accept, or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.7.          Governing Law; Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the Delaware Court of Chancery or a federal district court located in Delaware. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware, agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum and consents to service of process in such action being given in accordance with the notice provisions hereof.

8.8.           Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

8.9.           Entire Agreement:  Amendments and Waivers.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.  Except as set forth herein or in any certificate delivered pursuant hereto, no Party (or any employee or agent thereof) makes any representation or warranty, express or implied, to any other Party with respect to this Agreement or the transactions contemplated hereby.  No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by all Parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

8.10.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

8.11.         Invalidity.  If any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the Parties shall use their reasonable efforts, including, but not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the Parties hereto on the date hereof.

8.12.         Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

8.13.         Specific Performance.  Each of the Parties acknowledges that the other Party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the Parties may be entitled, at law, in equity or pursuant to this Agreement.

8.14.         Counting.  If the due date for any action to be taken under this Agreement (including, without limitation, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

8.15.         Schedules.  The Schedules attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.

8.16.         Preparation of this Agreement.  Buyer and Seller hereby acknowledge that  (a) Buyer and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) both Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (c) no presumption shall be made that any provision of this Agreement shall be construed against either Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
	Name:	Shawn F. O’Donnell
	Title:	Chief Executive Officer and President

AIP ACQUISITION LLC

By:	/s/ Karen Singer
	Name:	Karen Singer
	Title:	Manager